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                                                            EXHIBIT (h)(5)(i)(d)

                              As of October 1, 1998

                                 WESTCORE TRUST
                      c/o ALPS Mutual Funds Services, Inc.
                       370 Seventeenth Street, Suite 3100
                                Denver, CO 80202

Denver Investment Advisors LLC
1225 17th Street - 26th Floor
Denver, CO  80202

          Re: The Amendment to the Operating Agreement ("Amendment") dated as of October 1, 1998 between Charles Schwab & Co., Inc., ("Schwab") and Westcore Trust (the "Trust")
          ----------------------------------------------------------------------

Dear Sirs:

          The Amendment referred to above requires the Trust to pay certain Account Establishment and Maintenance Fees for funds with an effective date with Schwab of October 1, 1998 or later. By your signatures below, please signify that subject to the next paragraph, Denver Investment Advisors LLC ("DIA"), rather than the Trust, will pay such fees.

          Section 3(b) of the Administration Agreement dated October 1, 1995, provides that the Trust will reimburse DIA for DIA's costs of providing sub-accounting and recordkeeping services to beneficial shareholders through omnibus arrangements with shareholders of record.

          The names "Westcore Trust" and "Trustees of Westcore Trust" refer respectively to the Trust created and the Trustees, as Trustees but not individually or personally, acting from time to time under an Amended and Restated Declaration of Trust dated November 19, 1987, which is hereby referred to and copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "Westcore Trust" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, or representatives of the Trust personally, but bind only the Trust Property, and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

          So long as such provision continues in effect between the Trust and DIA, your agreement in the preceding paragraph is subject to that Section 3(b) to the extent that Section is applicable to the Account Establishment and Maintenance Fees.

                                        Yours truly,

                                        Westcore Trust

                                        By: /s/Jack D. Henderson
                                           -------------------------------------
                                           Name:  Jack D. Henderson
                                           Title: Vice President

Agreed and Accepted:

Denver Investment Advisors LLC

By: /s/Kenneth V. Penland
   --------------------------------
   Name:  Kenneth V. Penland
   Title: Chairman